Exhibit 99.1

PRESS RELEASE	UNIVISION COMMUNICATIONS INC.

Contact:
Brooke Morganstein
Citigate Sard Verbinnen
212-687-8080

RAY RODRIGUEZ NAMED PRESIDENT AND CHIEF OPERATING OFFICER,

UNIVISION COMMUNICATIONS INC.

LOS ANGELES, CA, FEBRUARY 9, 2005 – Univision Communications Inc. (NYSE:UVN), the nation’s leading Spanish-language media company, today announced the promotion of Ray Rodriguez to President and Chief Operating Officer of the Company, effective immediately.  He will continue reporting to A. Jerrold Perenchio, Chairman and Chief Executive Officer of the Company. All of Univision’s businesses will now report to Mr. Rodriguez.

“I have had the privilege of working closely with Ray Rodriguez for over 12 years, and throughout he has excelled at every task he’s been assigned,” said Perenchio.  “His goals, objectives and the results he has achieved have always been ‘the center of the bull’s-eye,’ and his loyalty, integrity and dedication to the success of our Company are beyond reproach.  I am certain that, in his new position as President and Chief Operating Officer of Univision Communications, Ray will lead the charge to ensure that our Company maintains its undisputed position as the number one Spanish-language media company in the United States, while each of our businesses continue to excel and achieve greater successes in the future.”

Mr. Rodriguez said, “Our Company’s future prospects are enormous.  In my new capacity, I look forward to working to further unlock the potential of Spanish-language media.  Jerry Perenchio is a leader of wide vision, and I am excited to have the opportunity to work more closely and broadly with him and the team he has assembled.  That team, of which I am proud to be a long-time member, is dedicated to furthering Univision’s number one position in the hearts and minds of U.S. Hispanics.  By continuing to deliver ever better entertainment, news and information to our television, radio, music and online audiences and users, we will build on Univision’s strong franchises, all for the benefit of our community, our clients and our stockholders.”

Mr. Rodriguez joined Univision in August 1990 as Vice President and Director of Talent Relations.  In September 1991 he was promoted to Senior Vice President and Operating Manager of the Univision Network.  In 1992, when the Company was acquired by its current controlling group, he became the Univision Network President and, since 2001, has also been President of the Company’s cable network (Galavisión) and its newest broadcast network (TeleFutura).

Born in Cuba, Rodriguez is a graduate of the University of Miami.  Before joining the Company, he worked with the international accounting firm Deloitte & Touche for ten years, followed by six years with the well-known entertainer Julio Iglesias, the last four as his chief executive officer and worldwide manager.  Mr. Rodriguez resides with his wife and three children in Miami, Florida.

Univision Communications Inc. is the premier Spanish-language media company in the United States.  Its operations include Univision Network, the most-watched Spanish-language broadcast television network in the U.S. reaching 98% of U.S. Hispanic Households; TeleFutura Network, a general-interest Spanish-language broadcast television network, which was launched in 2002 and now reaches 80% of U.S. Hispanic Households; Univision Television Group, which owns and operates 24 Univision Network television stations and 1 non-Univision television station; TeleFutura Television Group, which owns and operates 31 TeleFutura Network television stations; Galavisión, the country’s leading Spanish-language cable network; Univision Radio, the leading Spanish-language radio group which owns and/or operates 68 radio stations in 17 of the top 25 U.S. Hispanic markets and 4 stations in Puerto Rico; Univision Music Group, which includes Univision Records, Fonovisa Records, and a 50% interest in Mexico-based Disa Records labels as well as Fonomusic and America Musical Publishing companies; and Univision Online, the premier Spanish-language Internet destination in the U.S. located at www.univision.com.  Univision Communications also has a 50% interest in TuTv, a joint venture formed to broadcast Televisa’s pay television channels in the U.S., and a non-voting 27% interest in Entravision Communications Corporation, a public Spanish-language media company. Univision Communications is headquartered in Los Angeles with television network operations in Miami and television and radio stations and sales offices in major cities throughout the United States.

For more information, please visit www.univision.net.

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